SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549


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                                FORM 8-K





                             CURRENT REPORT



                     Pursuant to Section 13 or 15(d)

                  of the Securities Exchange Act of 1934



                            October 13, 1998
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                     (Date of earliest event report)



                          WEYERHAEUSER COMPANY
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           (Exact name of registrant as specified in charter)


       Washington                1-4825             91-0470860
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    (State or other           (Commission         (IRS Employer
    jurisdiction of           File Number)        Identification
    incorporation or                                 Number)
     organization)


                        Tacoma, Washington  98477
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                 (Address of principal executive offices)
                               (zip code)


           Registrant's telephone number, including area code:
                             (253) 924-2345


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Item 5.  Other Events

On October 13, 1998, Weyerhaeuser Company issued the following press release:

"FEDERAL WAY, Wash. - Weyerhaeuser Company (NYSE: WY) today reported third-quarter net earnings of $110 million, or 56 cents per common share, compared with $107 million, or 53 cents per common share, for the same period in 1997. Last year's results also include a net gain of $7 million, or 4 cents per common share, from the sale and closure of facilities. Including the gain, net earnings last year were $114 million, or 57 cents per common share.

Net sales for the third quarter 1998 were $2.7 billion compared with $2.8 billion for the same quarter last year.

For the first nine months, Weyerhaeuser reported net earnings of $264 million, or $1.33 per common share. During the same period last year, net earnings were $243 million, or $1.22 per common share. Net sales during the first nine months were $8 billion, compared with $8.3 billion during the same period last year.

`Our results reflect the strong U.S. housing market and continued unsettled world markets for pulp, paper and packaging products,' said Steven R. Rogel, Weyerhaeuser president and chief executive officer. `Earnings in our Pulp, Paper and Packaging segment reflect our continuing efforts to reduce costs and improve operating performance. Market prices, however, remain under pressure due to high industry inventory levels and increased international competitiveness. The performance of our wood products and real estate businesses improved significantly because of U.S. housing demand.'

Results by segment for the third quarter:

 . Timberlands and Wood Products: Operating earnings were $191 million compared with $182 million before the $10 million charge associated with the closure of a plywood mill during the same period last year. Strong demand for oriented strand board and plywood and good performance from the building materials distribution businesses accounted for higher earnings. Export log volumes to Japan improved over the prior quarter, but remain below last year's levels. As the fourth quarter began, prices were declining seasonably in domestic wood products markets. Weyerhaeuser plans to reposition its Canadian lumber business, which will result in a charge that may have a material effect on the company's fourth quarter results from operations.

 . Pulp, Paper and Packaging: Operating earnings were $67 million compared with $76 million before the $21 million gain associated with the sale of a Canadian chemical facility during the third quarter last year. In spite of weakening markets, results improved over the second quarter due to lower costs and improved operating performance. However, prices continue to weaken into the fourth quarter.

 . Real Estate and related assets: Earnings were $38 million compared with $24 million last year. Housing markets were strong in California and the Pacific Northwest, two primary markets for Weyerhaeuser's real estate operations.

Weyerhaeuser Company, one of the world's largest integrated forest products companies, was incorporated in 1900. In 1997, it had sales of $11.2 billion and has offices or operations in 12 countries with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities.
                                   ###
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Statements concerning the company's future results and performance are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, including the level of interest rates and housing starts; market demand for the company's products; the effect of forestry, land use, environmental and other governmental regulations; and the risk of losses from fires, floods and other natural disasters. The company is also a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan, and by changes in currency exchange rates and restrictions on international trade. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings."


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                               SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          WEYERHAEUSER COMPANY


                                       By /s/ K. J. Stancato
                                          ------------------------
                                     Its: Vice President and Controller

Date:  October 13, 1998